Exhibit 99.1

Contact: Susan B. Railey                                   FOR IMMEDIATE RELEASE
         (301) 468-3120
         Sharon Bramell
         (301) 468-3161

                 AIM 84 TO DEFER REGULAR CASH FLOW DISTRIBUTIONS

                     Dividend Reinvestment Plan to Terminate

                            ------------------------

     ROCKVILLE, MD, August 8, 2002- - (AMEX/AIA) The General Partner of American Insured Mortgage Investors (AIM 84) today announced that AIM 84 will defer the payment of regular cash flow distributions for the remainder of 2002. Proceeds from mortgage dispositions and debenture redemptions, if any, are expected to continue to be distributed to investors as usual in the quarter in which such proceeds are received.

     The General Partner is deferring regular quarterly cash flow distributions because of an expected decline in AIM 84's net cash flow during the next several quarters. In June 2002, three mortgages in AIM 84's portfolio were put to FHA under the Section 221 program of the National Housing Act and, in July 2002, one mortgage prepaid. These four mortgages, with an aggregate face value of approximately $14.6 million, generated approximately 60% of AIM 84's mortgage investment income for the six months ended June 30, 2002. Because AIM 84's six remaining mortgages may be put to FHA under the Section 221 program by October 2003, the Partnership's cash flow may further decline substantially while AIM 84 awaits the receipt of HUD debentures. As a result, the General Partner is expected to temporarily retain net cash flow for the remainder of 2002 to fund AIM 84's operating expenses.

     AIM 84 expects to resume quarterly regular cash flow distributions when the Partnership receives the semi-annual interest payments on the HUD debentures to be issued in connection with the June 2002 assignments of the three mortgages. The resumption of quarterly regular cash flow distributions is expected to occur no earlier than the first quarter 2003 distribution payment date, and may occur later in 2003. Such quarterly regular cash flow distributions are expected to be at a reduced amount due to the reduced mortgage base and a lower expected interest rate on the HUD debentures as compared to the interest rate on the mortgages put to FHA.

     As a result of the July 1, 2002 prepayment of the Creekside Village Apartments mortgage, AIM 84 received net proceeds of approximately $4.9 million. The Partnership expects to declare a distribution of mortgage proceeds in September 2002 to be paid on November 1, 2002.

     In June 2002, the Eastdale Apartments, North River Place and Baypoint Shoreline Apartments mortgages were put to FHA under the Section 221 program. AIM 84 will no longer receive monthly principal and interest payments from these mortgages, which have an aggregate face value of approximately $9.8 million. However, AIM 84 will receive, at a future date, semi-annual interest payments on the HUD debentures. In the General Partner's experience, receipt of HUD debentures issued under the Section 221 program has generally taken 6 to 18 months from the date they were put to FHA.

     The General Partner also announced today that, in light of the Partnership's reduced cash flow and deferral of regular cash flow distributions, the AIM 84 Dividend Reinvestment Plan will terminate effective September 30, 2002. Notice of termination will be mailed directly to Dividend Reinvestment Plan participants.

     Under the Section 221 program, a mortgagee has the right to assign the mortgage ("put") to FHA and receive, in exchange, a 10-year HUD debenture equal to the unpaid principal balance of the mortgage plus accrued interest on the mortgage. The HUD debenture bears interest at a current rate and pays interest semi-annually in January and July. The Federal rate for a 10-year HUD debenture issued under the Section 221 program for the period January 1 through June 30, 2002 was 6.375%. Based on past experience, HUD has called the debentures before their 10-year maturity date.

Note: Certain statements in this press release are forward-looking statements. These forward-looking statements inherently involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those anticipated by any forward-looking statements. These factors include, but are not limited to, (i) the timing of the receipt of HUD debentures issued in exchange for mortgages put to FHA, (ii) the interest rate of HUD debentures,
(iii) the timing of redemption of HUD debentures, (iv) the timing of mortgage prepayments, if any, and (v) the reinvestment rate earned on mortgage dispositions proceeds and regular cash flow distributions. Additional factors are enumerated in the Partnership's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Partnership undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.